CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$3,000,000	$167.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 18, 2009	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated February 10, 2009, and	Registration No. 333-145845
the Prospectus Supplement dated February 10, 2009)

BARCLAYS BANK PLC

Barclays Callable One Observation Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The callable one observation reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The reference asset below is in the form of a linked share and represents the Note offering. The purchaser of a Note will acquire a security linked to a single linked share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3)‡

•	Issue date: June 23, 2009

•	Initial valuation date: June 18, 2009

•	Final valuation date: June 17, 2010

•	Maturity date: June 22, 2010

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.
•	Protection price: The protection level multiplied by the initial price.

•	Call valuation dates: September 18, 2009, December 18, 2009 and March 18, 2010.

•	Early redemption dates: Three business days after the relevant call valuation dates.

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: 1.40%

Put premium: The coupon rate minus the deposit income.

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission**	Aggregate Discount or Commission	Note Issuance#	CUSIP/ISIN
United States Natural Gas Fund, LP	$15.32	PS-8	UNG	3,000,000	10.50%	50.00%	96.95%	$2,908,500	3.05%	$91,500	E-3387	06739JJN4/ US06739JJN46

*	Annualized Rate
**	Barclays Capital Inc. will receive commissions from the Issuer equal to 3.05% of the principal amount of the notes, or $30.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

See “Risk Factors” in this pricing supplement and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

GENERAL TERMS FOR THE NOTES OFFERING

This pricing supplement relates to the Notes offering, The purchaser of a Note will acquire a security linked to the linked share identified on the cover page. Although the Note offering relates to the linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa3 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Notes to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments accrued up to the applicable early redemption date or the maturity date. You will not participate in any appreciation in the value of the linked share.

Potential Early Exit—While the original term of the Notes is approximately one year, the Notes will be called before maturity if the closing price of the linked share is at or above the initial price on any call valuation date. If the Notes are called, you will be entitled only to the principal amount payable on the corresponding early redemption date and any previously accrued coupon payments. No more interest will accrue after such early redemption date.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the call valuation dates, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

If the Notes are not called prior to maturity pursuant to the “Automatic Call” as described below, a $1,000 investment in the Notes will pay $1,000 at maturity unless the final price of the linked shares is lower than the protection price.

If the Notes are not called prior to maturity and the final price of the linked share is lower than the protection price, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the closing price of the linked share between the initial valuation date and the final valuation date.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Automatic Call

On a call valuation date, if the closing price of the linked share is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per Note equal to $1,000. Such cash amount will be payable on the corresponding early redemption date (together with the last coupon payment for the applicable monthly coupon payment date). No interest will accrue after such early redemption date.

Interest

The Notes will bear interest, if any, from the issue date specified in the front cover at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date on the maturity date. No interest will accrue and be payable on your Notes after an early redemption date if the Notes are called or after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. It is possible that if the Put Option expires unexercised, a U.S. holder should recognize all or a portion of the Put Premium as ordinary income (rather than short term capital gain) at that time. We intend to treat the Notes as Put Options and Deposits as described above and the balance of this summary so assumes. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposit may not be treated as short-term obligations. In that event, the U.S. federal income tax treatment of the Deposit would be described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Payments of Interest” in the accompanying prospectus supplement.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

If the Notes are automatically called on any early redemption date, you should generally recognize no gain or loss with respect to the Deposit, and you should recognize the total Put Premium received as short-term capital gain at that time.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” if the linked share is an equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” if the linked shares that is an exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the linked share SEC file number specified below.

The summary information below regarding the company issuing the linked share comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the linked share with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

The Table of Hypothetical Values below, based on the assumptions outlined for the linked share, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked share, based on certain percentage changes between the initial price and the final price of the linked share and depending on whether if the Notes are called prior to maturity (prior to the deduction of any applicable brokerage fees or charges).

In the Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the closing price of the linked share is at or above the initial price on a call valuation date, the Notes will be called for redemption at a cash payment per Note equal to $1,000 payable on the corresponding early redemption date. You will also have received the applicable interest payments up to such early redemption date.

If the Notes are not called prior to maturity, the final price of the linked share is determined on the final valuation date.

If the final price of the linked share is at or above the protection price, you will receive a payment at maturity of $1,000.

If the final price of the linked share is below the protection price, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the closing price of the linked share from the initial valuation date to the final valuation date.

In any case, you would also have received the applicable interest payments accrued up to either the applicable early redemption date or the maturity date. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked share from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked share, the total return on the Notes would be higher relative to the total return of an investment in the linked share.

If you had invested directly in the linked share for the same period, you would have received total cash payments representing the number of shares of the linked share you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked share. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked share from the initial valuation date to the final valuation date, if the coupon yield on the Notes was less than the dividend yield on the linked share, the total return on the Notes would be lower relative to the total return of an investment in the linked share.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked share is set forth below in the Table of Hypothetical Values.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

United States Natural Gas Fund, LP

According to publicly available information, United States Natural Gas Fund, LP (the “Fund”) is a limited partnership organized on September 11, 2006. The Fund seeks to replicate the performance, net of expenses, of natural gas. The Fund is a commodity pool that issues limited partnership interests (“units”) traded on the NYSE Arca, Inc.

The investment objective of the Fund is for the changes in percentage terms of its units’ net asset value to reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract for natural gas traded on the New York Mercantile Exchange. The Fund began trading on April 18, 2007. United States Commodity Funds LLC is the Fund’s general partner and is responsible for the management of Fund.

Information provided to or filed with the Commission by the Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file number 001-33096.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2003	N/A	N/A	N/A
September 30, 2003	N/A	N/A	N/A
December 31, 2003	N/A	N/A	N/A
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	N/A	N/A	N/A
June 30, 2006	N/A	N/A	N/A
September 29, 2006	N/A	N/A	N/A
December 29, 2006	N/A	N/A	N/A
March 30, 2007	N/A	N/A	N/A
June 29, 2007	N/A	N/A	N/A
September 28, 2007	$45.58	$33.23	$38.25
December 31, 2007	$44.54	$33.61	$36.25
March 31, 2008	$50.11	$36.31	$48.51
June 30, 2008	$63.15	$44.94	$62.83
September 30, 2008	$63.88	$31.72	$33.28
December 31, 2008	$35.25	$21.72	$23.17
March 31, 2009	$25.83	$14.69	$15.20
June 18, 2009*	$17.48	$12.69	$15.32

*	High, low and closing prices are for the period starting April 1, 2009 and ending June 18, 2009.

Hypothetical Examples

The following Table of Hypothetical Values demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: UNG

Initial price: $15.32

Protection level: 50.00%

Protection price: $7.66

Physical delivery amount: 65($1,000/Initial price)

Fractional shares: 0.274151

Coupon: 10.50% per annum

Maturity: June 22, 2010

Call Valuation Dates: September 18, 2009, December 18, 2009 and March 18, 2010.

Early redemption date: Three business days after the relevant call valuation dates.

Dividend yield: 0.00% per annum

Coupon amount monthly: $8.75

Table of Hypothetical Values

If Notes are Called on the 1st Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	2.625%	100.00%
+ 90%	2.625%	90.00%
+ 80%	2.625%	80.00%
+ 70%	2.625%	70.00%
+ 60%	2.625%	60.00%
+ 50%	2.625%	50.00%
+ 40%	2.625%	40.00%
+ 30%	2.625%	30.00%
+ 20%	2.625%	20.00%
+ 10%	2.625%	10.00%
+ 5%	2.625%	5.00%

0%	2.625%	0.00%

- 5%	2.625%	-5.00%
- 10%	2.625%	-10.00%
- 20%	2.625%	-20.00%
- 30%	2.625%	-30.00%
- 40%	2.625%	-40.00%
- 50%	2.625%	-50.00%
- 60%	2.625%	-60.00%
- 70%	2.625%	-70.00%
- 80%	2.625%	-80.00%
- 90%	2.625%	-90.00%
- 100%	2.625%	-100.00%

Table of Hypothetical Values

If Notes are Called on the 2nd Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	5.25%	100.00%
+ 90%	5.25%	90.00%
+ 80%	5.25%	80.00%
+ 70%	5.25%	70.00%
+ 60%	5.25%	60.00%
+ 50%	5.25%	50.00%
+ 40%	5.25%	40.00%
+ 30%	5.25%	30.00%
+ 20%	5.25%	20.00%
+ 10%	5.25%	10.00%
+ 5%	5.25%	5.00%

0%	5.25%	0.00%

- 5%	5.25%	-5.00%
- 10%	5.25%	-10.00%
- 20%	5.25%	-20.00%
- 30%	5.25%	-30.00%
- 40%	5.25%	-40.00%
- 50%	5.25%	-50.00%
- 60%	5.25%	-60.00%
- 70%	5.25%	-70.00%
- 80%	5.25%	-80.00%
- 90%	5.25%	-90.00%
- 100%	5.25%	-100.00%

Table of Hypothetical Values

If Notes are Called on the 3rd Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	7.875%	100.00%
+ 90%	7.875%	90.00%
+ 80%	7.875%	80.00%
+ 70%	7.875%	70.00%
+ 60%	7.875%	60.00%
+ 50%	7.875%	50.00%
+ 40%	7.875%	40.00%
+ 30%	7.875%	30.00%
+ 20%	7.875%	20.00%
+ 10%	7.875%	10.00%
+ 5%	7.875%	5.00%

0%	7.875%	0.00%

- 5%	7.875%	-5.00%
- 10%	7.875%	-10.00%
- 20%	7.875%	-20.00%
- 30%	7.875%	-30.00%
- 40%	7.875%	-40.00%
- 50%	7.875%	-50.00%
- 60%	7.875%	-60.00%
- 70%	7.875%	-70.00%
- 80%	7.875%	-80.00%
- 90%	7.875%	-90.00%
- 100%	7.875%	-100.00%

Table of Hypothetical Values

If Notes are NOT Called Prior to Maturity

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	10.50%	100.00%
+ 90%	10.50%	90.00%
+ 80%	10.50%	80.00%
+ 70%	10.50%	70.00%
+ 60%	10.50%	60.00%
+ 50%	10.50%	50.00%
+ 40%	10.50%	40.00%
+ 30%	10.50%	30.00%
+ 20%	10.50%	20.00%
+ 10%	10.50%	10.00%
+ 5%	10.50%	5.00%

0%	10.50%	0.00%

- 5%	10.50%	-5.00%
- 10%	10.50%	-10.00%
- 20%	10.50%	-20.00%
- 30%	10.50%	-30.00%
- 40%	10.50%	-40.00%
- 50%	10.50%	-50.00%
- 60%	-49.50%	-60.00%
- 70%	-59.50%	-70.00%
- 80%	-69.50%	-80.00%
- 90%	-79.50%	-90.00%
- 100%	-89.50%	-100.00%